TYSON FOODS REPORTS FIRST QUARTER 2021 RESULTS
DELIVERS STRONG EARNINGS DRIVEN BY PREPARED FOODS AND BEEF SEGMENTS

Springdale, Arkansas – February 11, 2021 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	First Quarter
	2021	2020 [1]
Sales	$10,460	$10,815
Operating Income	705	758

Net Income	472	509
Less: Net Income Attributable to Noncontrolling Interests	5	4
Net Income Attributable to Tyson	$467	$505

Net Income Per Share Attributable to Tyson	$1.28	$1.38

Adjusted[2] Operating Income	$1,025	$826

Adjusted[2] Net Income Per Share Attributable to Tyson	$1.94	$1.52
1 Certain items for the first quarter of fiscal 2020 have been revised as described in Part I, Item 1. Notes to Consolidated Condensed Financial Statements in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2021.
2 The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted operating income and adjusted net income per share attributable to Tyson (Adjusted EPS) are non-GAAP financial measures. Refer to the end of this release for an explanation and reconciliation of these and other non-GAAP financial measures used in this release to comparable GAAP measure.
First Quarter Highlights
•GAAP EPS of $1.28, down 7% from prior year; Adjusted EPS of $1.94, up 28% from prior year
•GAAP operating income of $705 million, down 7% from prior year; Adjusted operating income of $1,025 million, up 24% from prior year
•Total Company GAAP operating margin of 6.7%; Adjusted operating margin of 9.5%
•Liquidity of $4.2 billion at January 2, 2021
•Results impacted by approximately $120 million of direct incremental expenses related to COVID-19
•Repaid $750 million of our $1.5 billion outstanding term loan in February 2021

“We delivered strong operating earnings performance, exceeding $1 billion in operating income for the quarter,” said Dean Banks, president and CEO of Tyson Foods. “This performance was driven by higher earnings in our Prepared Foods, Beef, and Chicken segments and demonstrates our effectiveness in addressing customer and consumer needs, while continuing to manage the ongoing effects of the global pandemic. I am exceptionally proud of our global team for their contributions to this strong result.”

“As we navigate continued market volatility, our multi-protein portfolio creates the fuel for disciplined investments in higher margin, higher growth opportunities ahead. We will continuously seek to remove unnecessary costs from the business and invest in the right areas. Looking forward, I’m confident that our team is executing on the right priorities to meet our commitments and drive shareholder value creation.”

“We’re optimistic about the continued success of Tyson Foods, and we are positioned for long-term, sustainable growth. We have an incredible opportunity through our leadership in sustainability and social responsibility to drive a more sustainable future for our company and our planet.”

SEGMENT RESULTS (in millions)

Sales
(for the first quarter ended January 2, 2021, and December 28, 2019)
	First Quarter
			Volume	Avg. Price
	2021	2020 [1]	Change	Change [3]
Beef	$3,987	$3,838	5.6%	(1.7)%
Pork	1,439	1,379	(3.0)%	7.4%
Chicken	2,831	3,292	(7.0)%	2.7%
Prepared Foods	2,113	2,140	(8.8)%	7.5%
International/Other	469	498	(6.8)%	1.0%
Intersegment Sales	(379)	(332)	n/a	n/a
Total	$10,460	$10,815	(4.4)%	4.2%

Operating Income (Loss)
(for the first quarter ended January 2, 2021, and December 28, 2019)
	First Quarter
			Operating Margin
	2021	2020 [1]	2021	2020 [1]
Beef	$528	$342	13.2%	8.9%
Pork	116	191	8.1%	13.9%
Chicken	(216)	57	(7.6)%	1.7%
Prepared Foods	266	158	12.6%	7.4%
International/Other	11	10	n/a	n/a
Total	$705	$758	6.7%	7.0%

Adjusted Segment Results (in millions)

Adjusted[2] Operating Income (Non-GAAP)
(for the first quarter ended January 2, 2021, and December 28, 2019)
	First Quarter
			Adjusted Operating Margin (Non-GAAP)[3]
	2021	2020	2021	2020
Beef	$528	$363	13.2%	9.5%
Pork	116	193	8.1%	14.0%
Chicken	104	78	3.3%	2.4%
Prepared Foods	266	180	12.6%	8.4%
International/Other	11	12	n/a	n/a
Total	$1,025	$826	9.5%	7.6%
3 Average Price Change and Adjusted Operating Margin for the Chicken Segment and Total Company for the first quarter of fiscal 2021 exclude a $320 million legal contingency accrual recognized as a reduction to Sales.

COVID-19 Expenses
•We incurred direct incremental expenses associated with the impact of COVID-19 totaling approximately $120 million for the first quarter of fiscal 2021. These direct incremental expenses primarily included team member costs associated with worker health and availability including direct costs for personal protection equipment, production facility sanitization, COVID-19 testing, donations, product downgrades, rendered product and certain professional fees, partially offset by CARES Act credits. Other indirect costs associated with COVID-19 are not reflected in this amount, including costs associated with raw materials, distribution and transportation, plant underutilization and reconfiguration, premiums paid to cattle producers and pricing discounts.
Summary of Segment Results
•Beef - Sales volume increased primarily due to strong domestic and export demand as well as the prior year impact of a fire which caused the temporary closure of a production facility for the majority of the first quarter of fiscal 2020. Average sales price decreased primarily due to increased availability of market-ready live cattle. Operating income increased due to strong demand as we continued to optimize revenues relative to live cattle supply, partially offset by production inefficiencies and direct incremental expenses related to COVID-19. Additionally, operating income in the first quarter of fiscal 2021 was impacted by a cattle supplier's misappropriation of Company funds, which resulted in a $55 million gain related to the recovery of cattle inventory as compared to a $68 million loss recognized in the first quarter of fiscal 2020.
•Pork - Sales volume decreased due to the temporary idling of a production facility for a portion of the quarter related to a mechanical malfunction, partially offset by strong demand. Average sales price increased due to strong demand. Operating income decreased primarily due to production inefficiencies and direct incremental expenses related to COVID-19 as well as periods of compressed pork margins as livestock costs increased faster than sales prices.
•Chicken - Sales volume decreased due to lower production throughput including impacts associated with COVID-19. Average sales price increased due to favorable sales mix and overall retail market conditions. Operating income decreased primarily due to a $320 million loss from the recognition of a legal contingency accrual as well as production inefficiencies and direct incremental expenses related to COVID-19. Additionally, operating income in the first quarter of fiscal 2021 was impacted by $70 million of incremental net derivative gains as compared to the first quarter of fiscal 2020.
•Prepared Foods - Sales volume decreased as growth in volume across the retail channel was offset by a reduction in the foodservice channel related to reduced demand as well as lower production throughput due to the impact of COVID-19. Average sales price increased in the first quarter due to favorable product mix and the pass through of increased raw material costs. Operating income increased due to lower commercial spend and favorable product mix partially offset by increased operating costs, including a $35 million increase in raw material costs, as well as production inefficiencies related to COVID-19.

Outlook
For the remainder of fiscal 2021, USDA indicates domestic protein production (beef, pork, chicken and turkey) to be flat as compared to fiscal 2020 levels. The following is a summary of the outlook for each of our segments, as well as an outlook for revenues, capital expenditures, net interest expense, liquidity and tax rate for fiscal 2021. On an adjusted basis, we anticipate Prepared Foods results will improve in fiscal 2021 as compared to fiscal 2020, and the Pork segment will remain strong, although not at fiscal 2020 levels. At current grain prices, we believe Chicken results will likely be lower in fiscal 2021 as compared to fiscal 2020, and because of stronger than expected performance in beef and current market conditions, we expect the Beef segment to deliver fiscal 2021 results that are similar or marginally lower as compared to fiscal 2020.4

•COVID-19 – We continue to proactively manage the Company and its operations through this global pandemic. Given the nature of our business, demand for food and protein may shift amongst sales channels and experience disruptions, but over time we expect worldwide demand to continue to increase. We are experiencing multiple challenges related to the pandemic. These challenges are anticipated to increase our operating costs and negatively impact our volumes in fiscal 2021. We cannot currently predict the ultimate impact that COVID-19 will have on our short- and long-term demand, as it will depend on, among other things, the severity and duration of the COVID-19 crisis. Our liquidity is expected to be adequate to continue to run our operations and meet our obligations as they become due. For fiscal 2021, we estimate that we will incur approximately $440 million of direct incremental expenses associated with the impact of COVID-19; however, some of these incremental expenses may become permanent over time.
•Beef – USDA projects domestic production will increase between 1% and 2% in fiscal 2021 as compared to fiscal 2020.
•Pork – USDA projects domestic production will increase approximately 1% in fiscal 2021 as compared to fiscal 2020.
•Chicken – USDA projects a slightly lower outlook for chicken production in fiscal 2021 as compared to fiscal 2020. Based on current futures prices, we expect feed costs to increase in fiscal 2021 as compared to fiscal 2020.
•Prepared Foods – We will continue to be responsive to rising raw material costs and changes in consumer behavior as a result of the impacts of COVID-19 as we move through fiscal 2021.
•International/Other – We expect improved results from our foreign operations in fiscal 2021.
•Revenue – We expect sales to be near the upper end of $42 billion to $44 billion for fiscal 2021.
•Capital Expenditures – For fiscal 2021, we expect capital expenditures to be approximately $1.3 billion to $1.5 billion. Capital expenditures include spending for capacity expansion, growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that are expected to result in production and labor efficiencies, yield improvements and sales channel flexibility.
•Net Interest Expense – We expect net interest expense to approximate $430 million for fiscal 2021, which includes repayment of $750 million of our $1.5 billion term loan in February.
•Liquidity – We expect total liquidity, which was approximately $4.2 billion at January 2, 2021, to remain above our minimum liquidity target of $1.0 billion.
•Tax Rate – We currently expect our adjusted effective tax rate to be around 23% in fiscal 2021.

4 The Company is not able to reconcile its full-year fiscal 2021 adjusted results to its fiscal 2021 projected GAAP results because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort. Adjusted measures should not be considered a substitute for operating margin or any other measures of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	January 2, 2021	December 28, 2019 [1]
Sales	$10,460	$10,815
Cost of Sales	9,283	9,375
Gross Profit	1,177	1,440

Selling, General and Administrative	472	682
Operating Income	705	758
Other (Income) Expense:
Interest income	(2)	(3)
Interest expense	110	120
Other, net	(19)	(16)
Total Other (Income) Expense	89	101
Income before Income Taxes	616	657
Income Tax Expense	144	148
Net Income	472	509
Less: Net Income Attributable to Noncontrolling Interests	5	4
Net Income Attributable to Tyson	$467	$505
Weighted Average Shares Outstanding:
Class A Basic	293	293
Class B Basic	70	70
Diluted	365	367
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.31	$1.42
Class B Basic	$1.18	$1.27
Diluted	$1.28	$1.38
Dividends Declared Per Share:
Class A	$0.470	$0.465
Class B	$0.423	$0.419

Sales Growth	(3.3)%
Margins: (Percent of Sales)
Gross Profit	11.3%	13.3%
Operating Income	6.7%	7.0%
Net Income Attributable to Tyson	4.5%	4.7%
Effective Tax Rate	23.4%	22.5%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	January 2, 2021	October 3, 2020 [1]
Assets
Current Assets:
Cash and cash equivalents	$2,406	$1,420
Accounts receivable, net	1,900	1,952
Inventories	3,915	3,859
Other current assets	323	367
Total Current Assets	8,544	7,598
Net Property, Plant and Equipment	7,664	7,596
Goodwill	10,913	10,899
Intangible Assets, net	6,719	6,774
Other Assets	1,618	1,589
Total Assets	$35,458	$34,456

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$566	$548
Accounts payable	1,997	1,876
Other current liabilities	2,286	1,810
Total Current Liabilities	4,849	4,234
Long-Term Debt	10,791	10,791
Deferred Income Taxes	2,331	2,317
Other Liabilities	1,706	1,728

Total Tyson Shareholders’ Equity	15,638	15,254
Noncontrolling Interests	143	132
Total Shareholders’ Equity	15,781	15,386

Total Liabilities and Shareholders’ Equity	$35,458	$34,456

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	January 2, 2021	December 28, 2019 [1]
Cash Flows From Operating Activities:
Net income	$472	$509
Depreciation and amortization	298	288
Deferred income taxes	17	(13)
Other, net	18	27
Net changes in operating assets and liabilities	580	83
Cash Provided by Operating Activities	1,385	894

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(289)	(312)
Purchases of marketable securities	(14)	(35)
Proceeds from sale of marketable securities	15	19
Proceeds from sale of business	—	29
Other, net	29	(82)
Cash Used for Investing Activities	(259)	(381)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	29	38
Payments on debt	(29)	(31)
Borrowings on revolving credit facility	—	180
Payments on revolving credit facility	—	(250)
Proceeds from issuance of commercial paper	—	4,675
Repayments of commercial paper	—	(4,855)
Purchases of Tyson Class A common stock	(17)	(132)
Dividends	(159)	(150)
Stock options exercised	4	20
Other, net	(1)	(2)
Cash Used for Financing Activities	(173)	(507)
Effect of Exchange Rate Changes on Cash	16	7
Increase in Cash and Cash Equivalents and Restricted Cash	969	13
Cash and Cash Equivalents and Restricted Cash at Beginning of Year	1,466	484
Cash and Cash Equivalents and Restricted Cash at End of Period	2,435	497
Less: Restricted Cash at End of Period	29	—
Cash and Cash Equivalents at End of Period	$2,406	$497

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Three Months Ended		Fiscal Year Ended	Twelve Months Ended
	January 2, 2021	December 28, 2019 [1]	October 3, 2020 [1]	January 2, 2021

Net income	$472	$509	$2,071	$2,034
Less: Interest income	(2)	(3)	(10)	(9)
Add: Interest expense	110	120	485	475
Add: Income tax expense	144	148	593	589
Add: Depreciation	229	217	900	912
Add: Amortization[5]	66	68	278	276
EBITDA	$1,019	$1,059	$4,317	$4,277

Adjustments to EBITDA:
Add: Legal contingency accrual	$320	$—	$—	$320
Add: Restructuring and related charges	—	52	75	$23
Add/(Less): Beef production facility fire costs, net of insurance proceeds	(6)	16	1	(21)
Less: Gain from pension plan terminations	—	—	(116)	(116)
Less: Impact of additional week in fiscal 2020	—	—	(96)	(96)
Total Adjusted EBITDA	$1,333	$1,127	$4,181	$4,387

Total gross debt			$11,339	$11,357
Less: Cash and cash equivalents			(1,420)	(2,406)
Less: Short-term investments			—	—
Total net debt			$9,919	$8,951

Ratio Calculations:
Gross debt/EBITDA			2.6x	2.7x
Net debt/EBITDA			2.3x	2.1x

Gross debt/Adjusted EBITDA			2.7x	2.6x
Net debt/Adjusted EBITDA			2.4x	2.0x
5 Excludes the amortization of debt issuance and debt discount expense of $3 million for the three months ended January 2, 2021 and December 28, 2019 and $14 million for the fiscal year ended October 3, 2020 and the twelve months ended January 2, 2021 as it is included in interest expense.
EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA) represents the ratio of our debt, net of cash, cash equivalents and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.
We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which may limit their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	First Quarter
	Pretax Impact		EPS Impact
	2021	2020	2021	2020 [1]

Reported net income per share attributable to Tyson (GAAP EPS)			$1.28	$1.38

Add: Legal contingency accrual	$320	$—	0.67	—

(Less)/Add: Beef production facility fire insurance proceeds, net of costs	$(6)	$16	(0.01)	0.03

Add: Restructuring and related charges	$—	$52	—	0.11

Adjusted net income per share attributable to Tyson (Adjusted EPS)			$1.94	$1.52
Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the first quarter ended January 2, 2021)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$528	$116	$(216)	$266	$11	$705
Add: Legal contingency accrual	—	—	320	—	—	320
Adjusted operating income	$528	$116	$104	$266	$11	$1,025

Adjusted Operating Income (Loss)[1]
(for the first quarter ended December 28, 2019)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income	$342	$191	$57	$158	$10	$758
Add: Restructuring and related charges	5	2	21	22	2	52
Add: Beef production facility fire costs, net of insurance proceeds	16	—	—	—	—	16
Adjusted operating income	$363	$193	$78	$180	$12	$826
Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the Company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the Company had 139,000 team members at October 3, 2020. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
Conference Call Information and Other Selected Data
A conference call to discuss the Company's financial results will be held at 8 a.m. Eastern Thursday, February 11, 2021. We encourage participants to pre-register for the conference call using the following link: https://dpregister.com/sreg/10151645/e129a031e6. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call has started. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589.
To listen to the live webcast, an archived replay or to view the accompanying slides, go to the Company’s investor website at http://ir.tyson.com. The webcast also can be accessed by using the direct link https://event.on24.com/wcc/r/2947455/E10184E48A13891E47382C378F6271CF. A telephone replay of the call will be available until March 15, 2021, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10151645. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.
Forward-Looking Statements
Certain information in this report constitutes forward-looking statements as contemplated by the Private Securities Litigation Reform Act of 1955. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2021, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the outbreak of the COVID-19 global pandemic and associated responses has had, and is expected to continue to have, an adverse impact on our business and operations; (ii) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (iii) the effectiveness of our financial fitness program; (iv) the implementation of an enterprise resource planning system; (v) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vi) cyber incidents, security breaches or other disruptions of our information technology systems; (vii) risks associated with our failure to consummate favorable acquisition transactions or integrate certain acquisitions' operations; (viii) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (ix) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (x) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (xi) outbreak of a livestock disease (such as African swine fever (ASF), avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (xii) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xiii) effectiveness of advertising and marketing programs; (xiv) significant marketing plan changes by large customers or loss of one or more large customers; (xv) our ability to leverage brand value propositions; (xvi) changes in availability and relative costs of labor and contract farmers and our ability to maintain good relationships with team members, labor unions, contract farmers and independent producers providing us livestock; (xvii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (xviii) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xix) adverse results from litigation; (xx) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xxi) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xxii) our participation in multiemployer pension plans; (xxiii) volatility in capital markets or interest rates; (xxiv) risks associated with our commodity purchasing activities; (xxv) the effect of, or changes in, general economic conditions; (xxvi) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xxvii) failure to maximize or assert our intellectual property rights; (xxviii) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxix) the effectiveness of our internal control over financial reporting, including identification of additional material weaknesses; and (xxx) the other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

Media Contact: Gary Mickelson, 479-290-6111 Investor Contact: Megan Britt, 479-236-4927	Source: Tyson Foods, Inc. Category: IR, Newsroom